Filed Pursuant to Rule 433

Registration Statement No. 333-207043

Pricing Term Sheet

December 3, 2015

Analog Devices, Inc.

$850,000,000 3.900% Senior Notes due December 15, 2025

$400,000,000 5.300% Senior Notes due December 15, 2045

Issuer:	Analog Devices, Inc.

Format:	SEC Registered

Trade Date:	December 3, 2015

Settlement Date (T+7):	December 14, 2015

Maturity Date:	Notes due 2025: December 15, 2025 Notes due 2045: December 15, 2045

Aggregate Principal Amount:	Notes due 2025: $850,000,000 Notes due 2045: $400,000,000

Coupon:	Notes due 2025: 3.900% Notes due 2045: 5.300%

Price to Public (Issue Price):	Notes due 2025: 99.770% Notes due 2045: 99.553%

Pricing Benchmark:	Notes due 2025: UST 2.250% due November 15, 2025 Notes due 2045: UST 2.875% due August 15, 2045

Benchmark Price and Yield:	Notes due 2025: 99-10; 2.328% Notes due 2045: 96-01; 3.080%

Spread to Benchmark:	Notes due 2025: +160 basis points Notes due 2045: +225 basis points

Re-offer Yield:	Notes due 2025: 3.928% Notes due 2045: 5.330%

Interest Payment Dates:	Semi-annual on June 15 and December 15 of each year, beginning on June 15, 2016

Optional Redemption:

Notes due 2025: Prior to September 15, 2025 at the greater of 100% or the make-whole amount to the first par call date at a discount rate equal to the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to the date of redemption.

Notes due 2045: Prior to June 15, 2045 at the greater of 100% or the make-whole amount to the first par call date at a discount rate equal to the Treasury Rate plus 35 basis points, plus accrued and unpaid interest to the date of redemption.

Par Call:

Notes due 2025: On or after September 15, 2025, at 100%, plus accrued and unpaid interest to the date of redemption.

Notes due 2045: On or after June 15, 2045, at 100%, plus accrued and unpaid interest to the date of redemption.

CUSIP/ISIN:	Notes due 2025: 032654 AJ4 / US032654AJ43 Notes due 2045: 032654 AK1 / US032654AK16

Ratings*:	Moody’s: A3 (Stable) S&P: A- (Stable)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC
Co-Managers:	Deutsche Bank Securities Inc. Wells Fargo Securities, LLC BNY Mellon Capital Markets, LLC

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Credit Suisse Securities (USA) LLC at 1-800-221-1037.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.